Exhibit 99.1

News Release

Contact:	Baker Hughes Incorporated
Gary R. Flaharty (713) 439-8039	P.O. Box 4740
H. Gene Shiels (713) 439-8822	Houston, Texas 77210-4740
Baker Hughes Announces Second Quarter Results
     HOUSTON, Texas – July 22, 2008. Baker Hughes Incorporated (BHI – NYSE) today announced that net income for the second quarter 2008 was $379.3 million or $1.23 per diluted share compared to $349.6 million or $1.09 per diluted share for the second quarter 2007 and $395.0 million or $1.27 per diluted share for the first quarter 2008. Net income for the second quarter of 2008 includes a net charge of $62.0 million ($40.3 million after-tax or $0.13 per diluted share), relating to the settlement of litigation with ReedHycalog announced May 22, 2008. Net income for the first quarter 2008 includes a gain of $28.2 million ($18.4 million after-tax or $0.06 per diluted share) from the sale of the Completion and Production segment’s Surface Safety Systems (“SSS”) product line.
     Revenue for the second quarter 2008 was $2,997.5 million, up 18% compared to $2,537.5 million for the second quarter 2007 and up 12% compared to $2,670.4 million for the first quarter 2008. North America revenue for the second quarter 2008 was up 20% compared to the second quarter 2007 and up 9% compared to the first quarter 2008. Outside of North America, revenue for the second quarter 2008 was up 17% compared to the second quarter 2007 and up 15% compared to the first quarter 2008.
     Chad C. Deaton, Baker Hughes chairman, president, and chief executive officer said, “Activity levels improved in the United States in the quarter, particularly horizontal drilling on land, more than offsetting the seasonal sequential decline in Canada drilling activity. While the primary driver of increased rig activity in the U.S. compared to a year ago has been oil-directed drilling, we expect that our customers will increase the pace of their natural gas-directed activity in the second half of 2008, resulting in additional opportunities for Baker Hughes.
     “Price, utilization and productivity improvements offset significant inflation in labor and materials costs resulting in oilfield operating margins remaining unchanged at 23%. As expected, Completion and Production segment margins improved sequentially and Drilling and Evaluation segment margins decreased modestly primarily as a result of the seasonal slowdown in Canada.
     “Looking forward, we continue to see many opportunities for Baker Hughes. While higher oil prices are having an impact on global demand, we expect global production declines and growing demand for oil in China, India and the Middle East to support increased spending for exploration, development and production. In the second quarter we were awarded more than $1.6 billion in project awards and extensions in Brazil and Mexico, which will drive growth in 2009 and beyond. We will incur incremental start up costs in the next two quarters as we invest to support these Latin American projects. This year, in support of future growth, we expect to spend $1.3 billion in capital; build more infrastructure than we have added over the last 6 years combined; and invest more than $430 million in technology development. In the second half of this year we will increase our global workforce by over 3,000 employees.”
     During the second quarter of 2008, debt increased $74.8 million to $1,621.2 million, and cash and short-term investments increased $41.3 million to $1,071.7 million compared to the first quarter of 2008. In the second quarter 2008, the company’s capital expenditures were $312.4 million, depreciation and amortization expense was $155.7 million and dividend payments were $39.9 million.
     During the second quarter of 2008, the company repurchased 51,000 shares of common stock at an average price of $87.08 per share for a total of $4.4 million. At the end of the second quarter of 2008, the company had authorization remaining to repurchase approximately $251.7 million in common stock.

Financial Information
Consolidated Statements of Operations

	Three Months Ended
(In millions, except per share amounts)	June 30,		March 31,
UNAUDITED	2008	2007	2008
Revenues:
Sales	$1,465.0	$1,259.0	$1,253.3
Services and rentals	1,532.5	1,278.5	1,417.1

Total revenues	2,997.5	2,537.5	2,670.4

Costs and Expenses:
Cost of sales	1,054.5	873.6	865.4
Cost of services and rentals	942.1	798.0	904.0
Research and engineering	106.4	92.7	102.3
Marketing, general and administrative	269.9	236.1	250.5
Litigation settlement	62.0	—	—

Total costs and expenses	2,434.9	2,000.4	2,122.2

Operating income	562.6	537.1	548.2
Equity in income of affiliates	1.2	0.2	0.5
Gain on sale of product line	—	—	28.2
Interest expense	(17.1)	(16.2)	(15.7)
Interest and dividend income	4.2	10.7	8.0

Income before income taxes	550.9	531.8	569.2
Income taxes	(171.6)	(182.2)	(174.2)

Net income	$379.3	$349.6	$395.0

Basic earnings per share	$1.24	$1.10	$1.28

Diluted earnings per share	$1.23	$1.09	$1.27

Weighted average shares outstanding, basic	306.7	319.1	309.7
Weighted average shares outstanding, diluted	308.4	321.3	311.2

Depreciation and amortization expense	$155.7	$126.1	$146.8

Capital expenditures	$312.4	$276.4	$226.6

Financial Information
Consolidated Statements of Operations

(In millions, except per share amounts)	Six Months Ended June 30,
UNAUDITED	2008	2007
Revenues:
Sales	$2,718.3	$2,459.9
Services and rentals	2,949.6	2,550.4

Total revenues	5,667.9	5,010.3

Costs and Expenses:
Cost of sales	1,919.9	1,693.3
Cost of services and rentals	1,846.1	1,578.4
Research and engineering	208.7	184.3
Marketing, general and administrative	520.4	457.0
Litigation settlement	62.0	—

Total costs and expenses	4,557.1	3,913.0

Operating income	1,110.8	1,097.3
Equity in income of affiliates	1.7	0.4
Gain on sale of product line	28.2	—
Interest expense	(32.8)	(33.0)
Interest and dividend income	12.2	22.2

Income before income taxes	1,120.1	1,086.9
Income taxes	(345.8)	(362.6)

Net income	$774.3	$724.3

Basic earnings per share	$2.51	$2.27

Diluted earnings per share	$2.50	$2.26

Weighted average shares outstanding, basic	308.2	319.1
Weighted average shares outstanding, diluted	309.8	321.2

Depreciation and amortization expense	$302.5	$245.9

Capital expenditures	$539.0	$538.4

Calculation of EBIT and EBITDA (non-GAAP measures)1

	Three Months Ended
UNAUDITED	June 30,		March 31,
(In millions)	2008	2007	2008
Income before income taxes	$550.9	$531.8	$569.2
Gain on sale of product line[2]	—	—	(28.2)
Litigation settlement[3]	62.0	—	—
Interest expense	17.1	16.2	15.7

Earnings before interest expense and taxes (EBIT)	630.0	548.0	556.7
Depreciation and amortization expense	155.7	126.1	146.8

Earnings before interest expense, taxes, depreciation and amortization (EBITDA)	$785.7	$674.1	$703.5

[1]	EBIT and EBITDA (as defined in the calculations above) are non-GAAP measurements. Management uses EBIT and EBITDA because it believes that such measurements are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and that these measurements may be used by investors to make informed investment decisions.

[2]	Gain of $28.2 million ($18.4 million after-tax or $0.06 per diluted share) on the sale of the Completion and Production segment’s Surface Safety Systems (“SSS”) product line.

[3]	Net charge of $62.0 million ($40.3 million after-tax or $0.13 per diluted share) relating to the settlement of litigation with ReedHycalog announced May 22, 2008.

Consolidated Balance Sheets

	UNAUDITED	AUDITED
(In millions)	June 30, 2008	December 31, 2007

ASSETS
Current Assets:
Cash and cash equivalents	$1,071.7	$1,054.4
Accounts receivable, net	2,710.9	2,382.9
Inventories	1,906.6	1,714.4
Deferred income taxes	197.5	181.5
Other current assets	175.3	122.4

Total current assets	6,062.0	5,455.6

Property, plant and equipment	2,536.2	2,344.6
Goodwill	1,390.2	1,354.2
Intangible assets, net	188.7	176.6
Other assets	530.9	525.6

Total assets	$10,708.0	$9,856.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$855.5	$704.2
Short-term borrowings and current portion of long-term debt	581.4	15.4
Accrued employee compensation	472.9	456.8
Income taxes payable	123.2	190.9
Other accrued liabilities	251.3	250.6

Total current liabilities	2,284.3	1,617.9

Long-term debt	1,039.8	1,069.4
Deferred income taxes and other tax liabilities	424.6	415.6
Liabilities for pensions and other postretirement benefits	330.9	332.1
Other liabilities	103.1	116.0

Stockholders’ Equity:
Common stock	308.3	315.4
Capital in excess of par value	738.8	1,216.1
Retained earnings	5,512.1	4,818.3
Accumulated other comprehensive loss	(33.9)	(44.2)

Total stockholders’ equity	6,525.3	6,305.6

Total liabilities and stockholders’ equity	$10,708.0	$9,856.6

Revenue and Profit Before Tax by Segment and Region
     We report our results under two segments, Drilling and Evaluation and Completion and Production and four geographic regions. Operational highlights for the three months ended June 30, 2008, June 30, 2007, and March 31, 2008, are detailed below. All results are unaudited and shown in millions.

	Three Months Ended
	6/30/2008	6/30/2007	3/31/2008

Segment Revenue

Drilling and Evaluation	$1,527.1	$1,278.7	$1,390.9
Completion and Production	1,470.4	1,258.7	1,279.5

Oilfield Operations	2,997.5	2,537.4	2,670.4

Geographic Revenue
North America	1,263.8	1,055.8	1,161.6
Latin America	281.1	232.1	250.0
Europe, Africa, Russia, and the Caspian	905.4	765.0	762.4
Middle East Asia Pacific	547.2	484.5	496.4

Oilfield Operations	2,997.5	2,537.4	2,670.4

Corporate and Other
Corporate and other revenue	—	0.1	—

Total revenues	$2,997.5	$2,537.5	$2,670.4

Segment Profit Before Tax
Drilling and Evaluation	$366.9	$326.6	$349.5
Completion and Production	322.6	265.2	263.1

	Three Months Ended
	6/30/2008	6/30/2007	3/31/2008

Oilfield Operations	689.5	591.8	612.6

Geographic Profit Before Tax

North America	321.1	264.2	311.7
Latin America	48.5	39.6	50.0
Europe, Africa, Russia, and the Caspian	212.4	179.3	149.3
Middle East Asia Pacific	107.5	108.7	101.6

Oilfield Operations	689.5	591.8	612.6

Corporate and Other Profit Before Tax

Litigation settlement[1]	(62.0)	—	—
Gain on sale of product line[2]	—	—	28.2
Interest expense	(17.1)	(16.2)	(15.7)
Interest and dividend income	4.2	10.7	8.0
Corporate and other	(63.7)	(54.5)	(63.9)

Corporate, net interest and other	(138.6)	(60.0)	(43.4)

Total Profit Before Tax	$550.9	$531.8	$569.2

[1]	Net charge of $62.0 million ($40.3 million after-tax or $0.13 per diluted share) relating to the settlement of litigation with ReedHycalog announced May 22, 2008

[2]	Gain of $28.2 million ($18.4 million after-tax or $0.06 per diluted share) for the gain on the sale of the Completion and Production segment’s Surface Safety Systems (“SSS”) product line in February 2008.

     The following sections include a calculation of pre-tax operating margin. Pre-tax operating margin is a non-GAAP measure defined as profit before tax (“income before income taxes”) divided by revenue. Management uses the pre-tax operating margin because it believes it is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance and that this measurement may be used by investors to make informed investment decisions.
Oilfield Operations
     Oilfield Operations revenue was up 18% in the second quarter 2008 compared to the second quarter 2007, and up 12% sequentially compared to the first quarter 2008. Profit before tax was up 17% compared to the second quarter of 2007 and up 13% sequentially compared to the first quarter of 2008. The pre-tax operating margin was 23% in all three quarters.
Drilling and Evaluation
     Drilling and Evaluation revenue was up 19% in the second quarter 2008 compared to the second quarter 2007, and up 10% sequentially compared to the first quarter of 2008. Profit before tax in the second quarter 2008 was up 12% compared to the second quarter of 2007 and up 5% compared to the first quarter 2008. The pre-tax operating margin in the second quarter 2008 was 24% compared to 26% in the second quarter 2007 and 25% in the first quarter 2008.
Completion and Production
     Completion and Production revenue was up 17% in the second quarter 2008 compared to the second quarter 2007 and up 15% sequentially compared to the first quarter 2008. Profit before tax in the second quarter 2008 was up 22% compared to the second quarter 2007 and up 23% compared to the first quarter 2008. The pre-tax operating margin in the second quarter 2008 was 22% compared to 21% in the second quarter of 2007 and the first quarter 2008.
North America
     North America revenue increased 20% in the second quarter 2008 compared to the second quarter 2007 and increased 9% compared to the first quarter 2008. In North America, comparing the second quarter 2008 to the second quarter 2007, revenue from our U.S. land operations increased 24% compared to a rig count which increased 7%; U.S. offshore revenue increased 10% compared to a rig count which decreased 13%; and Canada revenue increased 13% compared to a 15% increase in the rig count.

     Directional drilling, artificial lift and oilfield chemicals product lines posted the strongest revenue growth in the second quarter 2008 compared to the second quarter 2007; and drilling fluids, directional drilling, artificial lift and completions had the strongest growth compared to the first quarter 2008. Both Baker Oil Tools’ FracPoint™ completion system and INTEQ’s AutoTrak eXpress™ service are experiencing strong customer acceptance.
     Profit before tax in the second quarter 2008 was up 22% compared to the second quarter of 2007 and up 3% compared to the first quarter 2008. The pre-tax operating margin in the second quarter 2008 was 25% compared to 25% in the second quarter 2007 and 27% in the first quarter 2008.
Latin America
     Latin America revenue increased 21% in the second quarter of 2008 compared to the second quarter of 2007 and compared to an 8% increase in the rig count, and increased 12% in the second quarter 2008 compared to the first quarter 2008 and compared to a 2% increase in the rig count.
     Directional drilling, artificial lift and drill bit product lines posted the strongest revenue growth in the second quarter 2008 compared to the second quarter 2007; and drill bits and artificial lift had the strongest growth compared to the first quarter 2008. Baker Hughes was awarded a 3-year project extension for directional drilling from Petrobras and won a 4-year award for 50% of Petrobras’ offshore drilling fluids requirements. In Mexico, Baker Hughes was awarded a 2-year integrated operations contract for 15 high temperature offshore wells. In Colombia, Baker Hughes received an award from an international major to re-enter and extend the productive life of wells in the challenging Cusiana formation over the next 2 years. In Venezuela, Baker Hughes was awarded an integrated production optimization contract including wireline, completions and artificial lift.
     Profit before tax in the second quarter 2008 was up 22% compared to the second quarter of 2007 and down 3% compared to the first quarter 2008. The pre-tax operating margin in the second quarter 2008 was 17% compared to 17% in the second quarter 2007 and 20% in the first quarter 2008.
Europe Africa Russia Caspian
     Europe, Africa, Russia, and Caspian revenue increased 18% in the second quarter 2008 compared to the second quarter 2007, and increased 19% sequentially compared to the first quarter 2008. Russia and Caspian area revenue was up 39% in the second quarter 2008 compared to the second quarter 2007, and increased 12% sequentially compared to the first quarter 2008. Europe revenue was up 7% in the second quarter 2008 compared to the second quarter 2007 and compared to a decrease of 14% in the North Sea rig count; and up 15% compared to the first quarter 2008 and compared to an increase of 17% in the North Sea rig count driven by a recovery from first quarter weather delays. Africa revenue was up 27% in the second quarter 2008 compared to the second quarter 2007 and compared to a 10% increase in the rig count and up 30% compared to the first quarter 2008 and compared to a 4% increase in the rig count.
     Wireline, drill bits, completions and chemicals product lines posted the strongest revenue growth in the second quarter 2008 compared to the second quarter 2007; and completions and wireline had the strongest growth compared to the first quarter 2008. High oil prices are driving activity increases throughout the region as operators are demonstrating renewed interest in projects that had been dismissed as too difficult or economically unattractive. Our growth in Russia was led by sales of Baker Oil Tools’ EQUALIZER system to a Russian major as well as strong growth in wireline and directional drilling.
     Profit before tax in the second quarter 2008 was up 19% compared to the second quarter of 2007 and up 42% compared to the first quarter 2008. The pre-tax operating margin in the second quarter 2008 was 24% compared to 23% in the second quarter 2007 and 20% in the first quarter 2008.
Middle East Asia Pacific
     Middle East Asia Pacific revenue increased 13% in the second quarter 2008 compared to the second quarter 2007 and increased 10% sequentially compared to the first quarter 2008. Middle East revenue was up 13% in the second quarter 2008 compared to the second quarter 2007 and compared to a 6% increase in the rig count. Revenue was up 8% in the second quarter 2008 compared to the first quarter 2008. Asia Pacific revenue was up 13% in the second quarter 2008 compared to the second quarter 2007 and compared to a 6% increase in the rig count; and up 13% compared to the first quarter 2008 and compared to an increase of 6% in the rig count.
     Drilling fluids, artificial lift, and oilfield chemicals product lines posted the strongest revenue growth in the second quarter 2008 compared to the second quarter 2007; and artificial lift and drilling fluids had the strongest growth compared to the first quarter 2008. We won a 3-year award for directional drilling in the Emirates and, we were awarded a major artificial lift project in Oman.

     Profit before tax in the second quarter 2008 was down 1% compared to the second quarter of 2007 and up 6% compared to the first quarter 2008. The pre-tax operating margin in the second quarter 2008 was 20% compared to 22% in the second quarter 2007 and 21% in the first quarter 2008.
Corporate, Net Interest and Other
     Corporate and other expense increased $9.2 million compared to the second quarter 2007 primarily due to increased spending and insurance reserves and unchanged compared to the first quarter 2008.
Outlook
     The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Factors affecting these forward-looking statements are detailed below under the section titled “Forward-Looking Statements” in this news release. These statements do not include the potential impact of any stock repurchases, acquisition, disposition, merger, joint venture or other transaction or event that could occur in the future.
•	Outside of North America, revenue for the year 2008 is expected to increase 14% to 16% compared to the year 2007.

•	Corporate and other expenses, excluding interest expense, interest income, dividend income, and the second quarter litigation settlement, are expected to be approximately $270 million for the year 2008.

•	Capital expenditures are expected to be approximately $1.3 billion for the year 2008

•	Depreciation and amortization expense is now expected to be between $640 million and $650 million for the year 2008.

•	The tax rate on operating results for the third and fourth quarters of 2008 is expected to be between 32% and 33%. The tax rate on operating results for the full year 2008 is now expected to be between 31.5% and 32.0%.
Conference Call
     The company has scheduled a conference call to discuss the results of today’s earnings announcement. The call will begin at 10:00 a.m. Eastern time, 9:00 a.m. Central time, on Tuesday, July 22, 2008. To access the call, which is open to the public, please contact the conference call operator at (800) 374-2469, or (706) 634-7270 for international callers, 20 minutes prior to the scheduled start time, and ask for the “Baker Hughes Conference Call.” A replay will be available through Tuesday, August 5, 2008.

The number for the replay is (800) 642-1687, or (706) 645-9291 for international callers, and the access code is 49306924. The call and replay will also be web cast on www.bakerhughes.com/investor.
Forward-Looking Statements
     This news release (and oral statements made regarding the subjects of this release, including on the conference call announced herein) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “Forward-Looking Statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking-statements are also affected by the risk factors described in the company’s Annual Report on Form 10-K for the year ended December 31, 2007; the company’s subsequent quarterly reports on Form 10-Q; and those set forth from time to time in our other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the company’s website at http://www.bakerhughes.com/investor or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.
     Our expectations regarding our business outlook, including changes in revenue, pricing, expenses, capital spending, backlogs, profitability, tax rates, strategies for our operations, oil and natural gas market conditions, market share and contract terms, costs and availability of resources, economic and regulatory conditions, legal and regulatory matters, and environmental matters are only our forecasts regarding these matters.
     These forecasts may be substantially different from actual results, which are affected by many risks including the following risk factors and the timing of any of those risk factors:
     Oil and gas market conditions — the level of petroleum industry exploration and production expenditures; drilling rig and oil and natural gas industry manpower and equipment availability; the price of, and the demand for, crude oil and natural gas; drilling activity; excess productive capacity; LNG imports; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as hurricanes, that affect exploration and production activities; Organization of Petroleum

Exporting Countries (“OPEC”) policy and the adherence by OPEC nations to their OPEC production quotas.
     Terrorism and geopolitical risks — war, military action, terrorist activities or extended period of international conflict, particularly involving the U.S., Middle East or other major petroleum-producing or consuming regions; labor disruptions, civil unrest or security conditions where we operate; expropriation of assets by governmental action.
     Pricing, market share and contract terms — our ability to implement and affect price increases for our products and services; the effect of the level and sources of our profitability on our tax rate; the ability of our competitors to capture market share; our ability to retain or increase our market share; changes in our strategic direction; the integration of newly-acquired businesses; the effect of industry capacity relative to demand for the markets in which we participate; our ability to negotiate acceptable terms and conditions with our customers, especially national oil companies, and successfully execute these contracts; our ability to manage warranty claims and improve performance and quality; our ability to effectively manage our commercial agents.
     Costs and availability of resources — our ability to manage the rising costs and availability of sufficient raw materials and components (especially steel alloys, chromium, copper, carbide, lead, nickel, titanium, beryllium, barite, synthetic and natural diamonds, chemicals, and electronic components); our ability to manage energy related costs; our ability to manage compliance related costs; our ability to recruit, train and retain the skilled and diverse workforce necessary to meet our business needs and manage the associated costs; manufacturing capacity and subcontracting capacity at forecasted costs to meet our revenue goals; the availability of essential electronic components used in our products; the effect of competition, particularly our ability to introduce new technology on a forecasted schedule and at forecasted costs; potential impairment of long-lived assets; the accuracy of our estimates regarding our capital spending requirements; unanticipated changes in the levels of our capital expenditures; the need to replace any unanticipated losses in capital assets; the development of technology by us or our competitors that lowers overall finding and development costs; labor-related actions, including strikes, slowdowns and facility occupations.
     Litigation and changes in laws or regulatory conditions — the potential for unexpected litigation or proceedings; the legislative, regulatory and business environment in the U.S. and other countries in which we operate; costs and changes in processes and operations related to or resulting from the activities of the compliance monitor appointed to assess our Foreign Corrupt Practices Act policies and procedures in connection with previously reported settlements with the SEC and Department of Justice (“DOJ”) as well as compliance with the terms of the settlements; outcome of government and legal proceedings as well as costs arising from compliance and ongoing or additional investigations in any of the countries where the company does business; new laws, regulations and policies that could have a significant impact on the future operations and conduct of all businesses; changes in export control laws or exchange control laws; restrictions on doing business in countries subject to sanctions; customs clearance procedures; changes in laws in countries identified by management for immediate focus; changes in accounting standards; changes in tax laws or tax rates in the jurisdictions in which we operate; resolution of tax assessments or audits by various tax authorities; additional taxes incurred as a result of any resolution with the SEC and DOJ; ability to fully utilize our tax loss carryforwards and tax credits; our ability to comply with the terms of our deferred prosecution agreement with the SEC and DOJ, including the application of that agreement to newly acquired businesses.
     Economic conditions — worldwide economic growth; the effect that high energy prices may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; the condition of the debt, capital and equity markets in general and any impact on our ability to borrow to fund short-term cash requirements; our ability to estimate the size of and changes in the worldwide oil and natural gas industry. Changes in the price of our stock may affect the results and timing of our stock repurchase program.
     Environmental matters — unexpected, adverse outcomes or material increases in liability with respect to environmental remediation sites where we have been named as a potentially responsible party; the discovery of new environmental remediation sites; changes in environmental regulations; the discharge of hazardous materials or hydrocarbons into the environment.
          Baker Hughes provides reservoir consulting, drilling, formation evaluation, completion and production products and services to the worldwide oil and gas industry.
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